Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-268757 and 333-268757-11
EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2025-1 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.
Free Writing Prospectus dated January 16, 2025
$924,890,000(1) Automobile Receivables Backed Notes
Exeter Automobile Receivables Trust 2025-1
Issuing Entity
EFCAR, LLC
Depositor
Exeter Finance LLC
Sponsor and Servicer
The depositor has prepared a preliminary prospectus, dated January 16, 2025, which describes the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes (the “publicly offered notes”) to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the publicly offered notes.
Ratings
It is a condition to the issuance of the publicly offered notes that they receive at least the indicated ratings from Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch” and, together with Moody’s, the “rating agencies”) listed below.
	Moody’s	Fitch
Class A-1 Notes	P-1 (sf)	F1+sf
Class A-2 Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class B Notes	Aaa (sf)	AAsf
Class C Notes	Aa2 (sf)	Asf
Class D Notes	(2)	BBBsf
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(1) Represents the aggregate initial principal amount of the publicly offered notes if the aggregate initial principal amount of the notes is $1,052,600,000.  The aggregate initial principal amount of the notes may be $1,355,650,000, in which case the aggregate initial principal amount of the publicly offered notes will be $1,192,630,000.
(2) If the aggregate initial principal amount of the notes is $1,052,600,000, Baa1 (sf). If the aggregate initial principal amount of the notes is $1,355,650,000, Baa2 (sf).
A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each of the rating agencies will monitor its ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.
None of the sponsor, the depositor, the holding trust, the servicer, the backup servicer, the seller, the indenture trustee, the owner trustee, the lockbox bank, the intercreditor agent, the asset representations reviewer or any of their respective affiliates will be required to monitor any changes to the ratings of the notes.
Joint Bookrunner of the Class A Notes
J.P. Morgan
Joint Bookrunners
Deutsche Bank Securities	BNP PARIBAS	Citigroup
Co-Managers
Citizens Capital Markets	Wells Fargo Securities